Ligand Reports Fourth Quarter and Full Year 2025 Financial Results

Robust financial performance driven by full year 2025 royalty revenue growth of 48%

Reiterating 2026 financial guidance of $245-$285 million in revenues and adjusted earnings per diluted share1 of $8.00-$9.00

Conference call and webcast at 8:30 a.m. Eastern time today

JUPITER, Fla. – February 26, 2026 – Ligand Pharmaceuticals Incorporated (Nasdaq: LGND) today reported financial results for the three and twelve months ended December 31, 2025, and provided an operating forecast and business update. Ligand management will host a conference call and webcast today beginning at 8:30 a.m. Eastern time to discuss this announcement and answer questions.
“We delivered strong fourth quarter results, exceeding our initial full-year adjusted EPS guidance by approximately 30%. This growth was driven by better-than-expected performance across several products in our royalty portfolio, including the successful out-licensing and partner launch of Zelsuvmi. These results highlight the strength of our team and their ability to invest in high-value assets that address significant unmet clinical needs. As we enter 2026, we have a strong balance sheet and are well positioned to execute on our broad pipeline of investment opportunities that we believe position us to continue driving growth and creating long-term shareholder value,” said Todd Davis, CEO of Ligand.

Fourth Quarter 2025 Financial Results
Total revenues and income for the fourth quarter of 2025 were $59.7 million, compared with $42.8 million for the same period in 2024, with the 39% increase driven primarily by royalty revenue. Royalties for the fourth quarter of 2025 were $50.5 million, compared with $34.8 million for the same period in 2024, with the 45% increase primarily attributable to increases in sales of Travere Therapeutics’ Filspari, and Merck’s Capvaxive and Ohtuvayre. Captisol® sales were $7.8 million for the fourth quarter of 2025, compared with $7.9 million for the same period in 2024. Contract revenue and income was $1.3 million for the fourth quarter of 2025, compared with $0.1 million for the same period in 2024.
Cost of Captisol was $3.0 million for the fourth quarter of 2025, compared with $2.8 million for the same period in 2024. Amortization of intangibles was $8.1 million for the fourth quarter of 2025, compared with $8.3 million for the same quarter in 2024. Research and development expenses were $3.5 million for the fourth quarter of 2025, compared with $4.4 million for the same period in 2024. General and administrative expenses were $25.0 million for the fourth quarter of 2025, compared with $25.6 million for the same period in 2024. Financial royalty asset impairment was $6.2 million for the fourth quarter of 2025 related to Agenus returned partner programs, compared to $4.1 million for the same period in 2024 related to the discontinuation of Takeda’s soticlestat program. There was no fair value adjustment to partner program derivatives for the fourth quarter of 2025. Fair value adjustment to partner program derivatives was $7.2 million for the fourth quarter of 2024 primarily due to the discontinued development of certain Agenus partnered programs.
GAAP net income was $44.8 million, or $2.12 per diluted share for the fourth quarter of 2025, compared with a net loss of $31.1 million, or $1.64 per share, for the same period in 2024. GAAP net income for the fourth quarter of 2025 included a gain of $22.1 million from our short-term investments. Adjusted net income for the fourth quarter
1 A reconciliation of forward‑looking non‑GAAP core adjusted earnings per diluted share to the most directly comparable GAAP measures was provided in the Company’s Investor Day presentation on December 9, 2025, which is available on the Company’s investor relations website. The Company is reiterating that guidance in this release and has not updated the underlying assumptions reflected in that reconciliation of 2025 was $42.7 million, or $2.02 per diluted share, compared with $25.2 million, or $1.27 per diluted share, for the same period in 2024. The increase in adjusted net income was driven primarily by the 45% increase in royalty revenue. See the table below for a reconciliation of net income (loss) to adjusted net income.
As of December 31, 2025, Ligand had cash, cash equivalents and short-term investments of $733.5 million.
Full Year 2025 Financial Results
Total revenues and income for the full year 2025 were $268.1 million, compared with $167.1 million for the full year 2024. Royalties for the full year 2025 were $161.0 million, compared with $108.8 million for the full year 2024, with the increase primarily attributable to increases in sales of Travere Therapeutics’ Filspari, Recordati’s Qarziba, and Merck’s Capvaxive and Ohtuvayre. Captisol sales were $40.2 million for full year 2025, compared with $30.9 million for the full year 2024, with the increase due to the timing of customer orders. Contract revenue and income was $66.9 million for the full year 2025, compared with $27.5 million for the full year 2024, with income from the Pelthos Therapeutics spin-out transaction being the main driver of the increase, partially offset by 2024 Ohtuvayre approval and commercial launch milestone payments.
Cost of Captisol was $14.5 million for the full year 2025, compared with $11.1 million for the full year 2024, with the increase due to higher Captisol sales. Amortization of intangibles was $32.7 million for the full year 2025, compared with $33.0 million for the full year 2024. Research and development expenses were $81.2 million for the full year 2025, compared with $21.4 million for the full year 2024, with the increase primarily attributable to a $44.3 million one-time charge in connection with the royalty financing agreement with Castle Creek Biosciences to fund the Phase 3 clinical study of D-Fi (FCX-007) and a $17.8 million one-time charge in connection with the royalty financing agreement with Orchestra BioMed to fund its late-stage partnered cardiology programs, which were accounted for as research and development funding arrangements under ASC 730-20. General and administrative expenses were $92.4 million for the full year 2025, compared with $78.7 million for the full year 2024. This increase was primarily driven by higher stock-based compensation expenses associated with the vesting of performance stock unit awards, investments made in scaling the Company’s business development function and Pelthos transaction costs. Financial royalty asset impairment was $6.2 million for the full year 2025 related to the Agenus returned partnered programs, compared to $30.6 million for the full year 2024, primarily due to the impairment loss related to the discontinuation of Takeda’s soticlestat program. There was no fair value adjustment to partner program derivatives for the full year 2025. Fair value adjustment to partner program derivatives was $15.1 million for the full year 2024 primarily due to the discontinued development of certain Agenus partnered programs.
GAAP net income was $124.5 million, or $6.13 per diluted share, for the full year 2025, compared to a net loss of $4.0 million, or $0.22 per share, for the full year 2024. Core adjusted net income for the full year 2025 was $165.1 million, or $8.13 per diluted share, compared with core adjusted net income of $108.5 million, or $5.74 per diluted share, for the full year 2024. The increase in core adjusted net income in 2025 was driven primarily by increases in royalty revenue and Zelsuvmi out-license income. Core adjusted net income represents a non-GAAP financial measure. See the table below for a reconciliation of net income (loss) to core adjusted net income.
2026 Financial Guidance
Ligand is reaffirming its 2026 financial guidance introduced at the Company's Investor Day on December 9, 2025. The Company continues to expect adjusted earnings per diluted share1 of approximately $8.00 to $9.00. Ligand also expects 2026 royalty revenue to be in the range of $200 million to $225 million, revenue from sales of Captisol to be in the range of $35 million to $40 million and contract revenue to be in the range of $10 million to $20 million, resulting in total revenue of $245 million to $285 million.
Fourth Quarter 2025 and Recent Business Highlights
Ohtuvayre
•On January 27, 2026, Nuance Pharma announced that the National Medical Products Administration (NMPA) of China has officially accepted for review the New Drug Application (NDA) for Ohtuvayre (ensifentrine) for the maintenance treatment of chronic obstructive pulmonary disease.
Filspari

•On November 26, 2025, Renalys Pharma, Inc., now Chugai Pharmaceuticals, announced positive topline results from its Phase 3 clinical study of sparsentan, an orally administered dual endothelin and angiotensin II receptor antagonist, in Japanese patients with IgA nephropathy (IgAN). Based on these results, Chugai plans to submit a NDA in Japan in 2026.
•On January 13, 2026, Travere announced the U.S. Food and Drug Administration (FDA) extended the review timeline of its supplemental New Drug Application (sNDA) for Filspari in focal segmental glomerulosclerosis (FSGS). The new Prescription Drug User Fee Act (PDUFA) target action date is April 13, 2026.
•On February 19, 2026, Travere announced total U.S. Filspari net product sales for the fourth quarter of 2025 to be $103 million, representing 108% growth compared to the prior year period. U.S. Filspari new patient start forms reached an all time high of 908 in the fourth quarter of 2025.
Qtorin Rapamycin
•On December 15, 2025, Palvella announced positive topline results from its Phase 2 TOIVA study of Qtorin 3.9% rapamycin anhydrous gel for the treatment of cutaneous venous malformations (cutaneous VMs). The trial achieved statistical significance on multiple pre-specified clinician-reported and patient-reported efficacy endpoints, including dynamic change endpoints and static severity endpoints and was well-tolerated, with no drug-related serious adverse events reported.
•On December 16, 2025, Palvella announced that the FDA granted Fast Track Designation to Qtorin rapamycin for the treatment of angiokeratomas. Angiokeratomas are characterized by lymphatic-derived skin lesions that can persistently bleed and significantly impact quality of life. There are currently no FDA-approved therapies in existence for the estimated 50,000 diagnosed U.S. patients. With Fast Track designation, Qtorin rapamycin for angiokeratomas may be eligible for Accelerated Approval and Priority Review in the future, if applicable criteria are met. Palvella plans to initiate a Phase 2 trial evaluating Qtorin rapamycin for clinically significant angiokeratomas in the second half of 2026.
•On January 9, 2026, Palvella provided a corporate update and 2026 outlook providing the following Qtorin rapamycin updates:
◦Palvella is accelerating U.S. launch readiness for Qtorin rapamycin for microcystic LMs which has the potential to become the first FDA-approved therapy and a first-line, standard-of-care treatment for this serious, lifelong disease affecting an estimated more than 30,000 diagnosed patients in the U.S.
◦Following positive Phase 2 results for Qtorin rapamycin for the treatment of cutaneous venous malformations announced in December 2025, requested a Preliminary Breakthrough Therapy Designation Advice meeting with the FDA, anticipated in the first quarter of 2026
•On February 24, 2026, Palvella announced positive topline results from its Phase 3 SELVA study of Qtorin rapamycin for the treatment of microcystic LMs. The Phase 3 trial met its primary endpoint with statistically significant improvement on the Microcystic LM Investigator Global Assessment and achieved statistical significance on its pre-specified key secondary endpoint and all four secondary efficacy endpoints. Qtorin rapamycin was well tolerated, with no drug-related serious adverse events reported and systemic rapamycin levels below 2 ng/mL at all timepoints for all participants. 98% of participants who completed the efficacy evaluation period elected to continue to receive Qtorin rapamycin in the ongoing treatment extension period. An NDA submission is planned for the second half of 2026.
Tzield/Teizeild
•On October 20, 2025, Sanofi announced the FDA accepted for expedited review the sBLA for Tzield to delay the progression of stage 3 type 1 diabetes (T1D) in adults and pediatric patients eight years of age and older recently diagnosed with stage 3 T1D. The FDA nominated Tzield for the Commissioner’s National Priority Voucher (CNPV) pilot program based on its potential to address a large unmet medical need. Sanofi expects a regulatory decision from the FDA in the first half of 2026.

•On January 5, 2026, Sanofi announced the FDA accepted for priority review the sBLA for Tzield to expand the current age indication from eight years and above, to as young as one year old and above to delay the onset of stage 3 T1D in patients diagnosed with stage 2 T1D. The sBLA is supported by the positive interim one-year data from the ongoing PETITE-T1D phase 4 study. The target action date for the FDA decision is April 29, 2026.
•On January 12, 2026, Sanofi announced the European Commission has approved Teizeild (teplizumab) to delay the onset of stage 3 type 1 diabetes (T1D) in adult and pediatric patients eight years of age and older with stage 2 T1D. The approval is based on positive results from the TN-10 phase 2 study demonstrating that Teizeild delayed the onset of stage 3 T1D by a median of two years compared to placebo.
Other Program Updates
•On November 6, 2025, UroGen announced it made the strategic decision to discontinue development of UGN-301 (zalifrelimab) following completion of its Phase 1 dose escalation study and provided notice of termination to Agenus. While the study confirmed proof of concept, UGN-301’s overall clinical profile did not meet UroGen’s internal benchmarks for advancement to Phase 2.
•On November 7, 2025, Pelthos Therapeutics announced it acquired U.S. commercialization rights to Xepi (ozenoxacin) Cream, 1%. Xepi is a non-fluorinated quinolone antimicrobial indicated for the topical treatment of impetigo due to Staphylococcus aureus or Streptococcus pyogenes in adult and pediatric patients two months of age and older. Ligand is entitled to a low single-digit royalty on net sales of Xepi.
•On December 3, 2025, Gilead announced that it provided 1,200 vials of its antiviral therapy, remdesivir, to the Ministry of Health of Ethiopia to help combat the country’s first outbreak of Marburg Virus Disease (MVD). Marburg Virus Disease is a rare but severe hemorrhagic fever with high mortality rates, requiring swift intervention to prevent further spread. Gilead is working closely with the Ministry of Health of Ethiopia to provide remdesivir for emergency use. Remdesivir is Captisol enabled and Ligand is entitled to revenue from material sales of Captisol for the use of remdesivir.
•On December 18, 2025, Athira, now Leona Bio, announced that it acquired the development and commercialization rights to lasofoxifene, a promising clinical asset in a potentially registrational Phase 3 trial for the treatment of metastatic breast cancer. The ongoing Phase 3 ELAINE-3 clinical trial is greater than 50% enrolled with data expected in mid-2027. Ligand is entitled to a tiered 6-10% royalty on future net sales of lasofoxifene.
•On January 15, 2026, Agenus announced the closing of its $141 million strategic collaboration with Zydus. The agreement is designed to accelerate global development and potential commercialization of Agenus’ botensilimab and balstilimab (BOT/BAL) immunotherapy combination program. The collaboration provides Agenus with strategic capital and committed, long-term biologics manufacturing capacity in the United States to support BOT/BAL clinical development, authorized early access pathways, and commercial supply preparation. Agenus is initiating a global Phase 3 registrational trial evaluating BOT/BAL in patients with refractory, unresectable microsatellite stable (MSS)/mismatch repair proficient (pMMR) colorectal cancer. The trial will enroll approximately 800 patients across more than 100 sites in Canada, France, Australia, and New Zealand.
Adjusted Financial Measures
Ligand reports adjusted net income from continuing operations, adjusted net income per diluted share and adjusted earnings per diluted share in addition to, and not as a substitute for, financial measures calculated in accordance with GAAP, and does not consider such measures superior to GAAP results. The Company also reports “core” versions of these measures, which exclude any realized gains from the sale of Viking Therapeutics common stock.
Adjusted earnings per diluted share is a key component of the financial metrics utilized by the Company’s board of directors to evaluate management performance and determine certain elements of management compensation. GAAP results include items such as share‑based compensation expense, amortization of acquisition‑related and intangible assets, changes in contingent liabilities, mark‑to‑market adjustments on investments in public companies, transaction‑related costs and related tax effects, which are excluded from adjusted results and are detailed in the reconciliations included at the end of this press release.

A reconciliation of forward‑looking non‑GAAP adjusted earnings per diluted share to the most directly comparable GAAP measures was provided in the Company’s Investor Day presentation on December 9, 2025, which is available on the Company’s investor relations website. The Company is reiterating that guidance in this release and has not updated the underlying assumptions reflected in that reconciliation.

Conference Call
Ligand management will host a conference call and webcast today beginning at 8:30 a.m. Eastern time (5:30 a.m. Pacific time) to discuss this announcement and answer questions. To participate via telephone, please dial (800) 715-9871 (North America toll-free number) using the conference ID 3661098. International participants outside of Canada may use the toll number (646) 307-1963 and use the same conference ID. To participate via live or replay webcast, a link is available at www.ligand.com.
About Ligand Pharmaceuticals
Ligand is a biopharmaceutical company enabling scientific advancement through supporting the clinical development of high-value medicines. Ligand does this by providing financing, licensing our technologies or both. Our business model seeks to generate value for stockholders by creating a diversified portfolio of biotech and pharmaceutical product revenue streams that are supported by an efficient and low corporate cost structure. Our goal is to offer investors an opportunity to participate in the promise of the biotech industry in a profitable and diversified manner. Our business model is based on funding programs in mid- to late-stage drug development in return for economic rights, purchasing royalty rights in development stage or commercial biopharmaceutical products and licensing our technology to help partners discover and develop medicines. We partner with other pharmaceutical companies to attempt to leverage what they do best (late-stage development, regulatory management and commercialization) in order to generate our revenue. We operate two infrastructure-light royalty generating technology IP platform technologies. Our Captisol platform technology is a chemically modified cyclodextrin with a structure designed to optimize the solubility and stability of drugs. Our NITRICIL platform technology facilitates tunable dosing, permitting an adjustable drug release profile to allow proprietary formulations that target a broad range of indications. We have established multiple alliances, licenses and other business relationships with the world’s leading pharmaceutical companies including Amgen, Merck, Pfizer, Jazz, Gilead Sciences and Baxter International. For more information, please visit www.ligand.com. Follow Ligand on X @Ligand_LGND.
We use our investor relations website and X as a means of disclosing material non-public information and for complying with our disclosure obligations under Regulation FD. Investors should monitor our website and our X account, in addition to following our press releases, SEC filings, public conference calls and webcasts.
Forward-Looking Statements
This news release contains forward-looking statements, as defined in Section 21E of the Securities Exchange Act of 1934, by Ligand that involve risks and uncertainties and reflect Ligand’s judgment as of the date of this release. All statements, other than statements of historical fact, could be deemed to be forward-looking statements. In some instances, words such as “plans,” “believes,” “expects,” “anticipates,” and “will,” and similar expressions, are intended to identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect our good faith beliefs (or those of the indicated third parties) and speak only as of the date hereof. These forward-looking statements include, without limitation, statements regarding: Ligand’s ability to expand its portfolio with life sciences royalty opportunities; the timing of clinical and regulatory events of Ligand’s partners; the timing of the initiation or completion of preclinical studies and clinical trials by our partners; the timing of product launches by Ligand or its partners; and guidance regarding projected 2026 financial results. Actual events or results may differ from Ligand’s expectations due to risks and uncertainties inherent in Ligand’s business, including, without limitation: Ligand relies on collaborative partners for milestone payments, royalties, materials revenue, contract payments and other revenue projections and may not receive expected revenue; Ligand may not receive expected revenue from Captisol material sales; Ligand and its partners may not be able to timely or successfully advance any product(s) in its internal or partnered pipeline or receive regulatory approval and there may not be a market for the product(s) even if successfully developed and approved; Ligand may not achieve its guidance for 2026; Ligand faces competition in acquiring royalties and locating suitable royalties to acquire; Ligand may not be able to create future revenues and cash flows through the acquisition of royalties or by developing innovative therapeutics; products under development by Ligand or its partners may not receive regulatory approval; the total addressable market for our partners’ products may be smaller than estimated; Ligand faces competition with respect to its technology platforms which may demonstrate greater market acceptance or superiority; Ligand is currently dependent on a single source sole supplier for Captisol and failures by such supplier may result in delays or inability to meet the Captisol demands of its partners; Ligand’s partners may change their development focus and may not execute on their sales and marketing plans for marketed products for which Ligand has an economic interest; Ligand’s collaboration partners may become insolvent; Ligand’s and its partners’ products may not be proved to be safe and efficacious and may not perform as expected and uncertainty regarding the commercial performance of such products; Ligand or its partners may not be able to protect their intellectual property and patents covering certain products and technologies may be challenged or invalidated; Cyber-attacks or other failures in telecommunications or information technology systems could result in information theft, data corruption and significant disruption to Ligand’s business operations; Ligand’s partners may terminate any of its agreements or development or commercialization of any of its products; Ligand and its partners may experience delays in the commencement, enrollment, completion or analysis of clinical testing for its product candidates, or significant issues regarding the adequacy of its clinical trial designs or the execution of its clinical trials, challenges, costs and charges associated with integrating acquisitions with Ligand’s existing businesses; Ligand may not be able to successfully implement its strategic growth plan and continue the development of its proprietary programs; restrictions under Ligand’s credit agreement may limit its flexibility in operating its business and a default under the agreement could result in a foreclosure of the collateral securing such obligations; and changes in general economic conditions, including as a result of war, conflict, epidemic diseases, or the new presidential administration in the U.S., and ongoing or future litigation could expose Ligand to significant liabilities and have a material adverse effect on the Company. The failure to meet expectations with respect to any of the foregoing matters may reduce Ligand’s stock price. Additional information concerning these and other risk factors affecting Ligand can be found in prior press releases available at www.ligand.com as well as in Ligand’s public periodic filings with the Securities and Exchange Commission available at www.sec.gov. Ligand disclaims any intent or obligation to update these forward-looking statements beyond the date of this release, including the possibility of additional license fees and milestone revenues we may receive. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Other Disclaimers and Trademarks
The information in this press release regarding certain third-party products and programs, including Capvaxive, a Merck product, D-Fi, a Castle Creek Biosciences product, Filspari, a Travere Therapeutics product, Ohtuvayre, a Merck product, Qtorin rapamycin, a Palvella Therapeutics product candidate, Tzield, a Sanofi product, and Zelsuvmi and Xepi, products owned and operated by Pelthos, comes from information publicly released by the owners of such products and programs. Ligand is not responsible for, and has no role in, the development of such products or programs.
Ligand owns or has rights to trademarks and copyrights that it uses in connection with the operation of its business including its corporate name, logos and websites. Other trademarks and copyrights appearing in this press release are the property of their respective owners. The trademarks Ligand owns include Ligand, Captisol, NITRICIL and Zelsuvmi. Solely for convenience, some of the trademarks and copyrights referred to in this press release are listed without the ®, © and ™ symbols, but Ligand will assert, to the fullest extent under applicable law, its rights to its trademarks and copyrights.
Contacts

Investors:
Melanie Herman
investors@ligand.com
(858) 550-7761

Media:
Kellie Walsh
media@ligand.com

(914) 315-6072

[Tables Follow]

LIGAND PHARMACEUTICALS INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Revenues and income:
Revenue from intangible royalty assets	$40,702	$27,817	$132,534	$95,329
Income from financial royalty assets	9,827	6,990	28,467	13,444
Royalties	50,529	34,807	161,001	108,773
Captisol	7,794	7,916	40,213	30,883
Income from Pelthos transaction - Zelsuvmi out-license	—	—	24,503	—
Income from Pelthos transaction - gain on the sale of the Pelthos business	—	—	28,569	—
Other	1,343	89	13,801	27,477
Contract revenue and income	1,343	89	66,873	27,477
Total revenues and income	59,666	42,812	268,087	167,133
Operating costs and expenses:
Cost of Captisol	2,992	2,837	14,549	11,074
Amortization of intangibles	8,096	8,258	32,708	32,959
Research and development	3,511	4,425	81,182	21,425
General and administrative	25,027	25,605	92,449	78,654
Financial royalty assets impairment	6,197	4,081	6,197	30,572
Fair value adjustments to partner program derivatives	—	7,243	—	15,055
Total operating costs and expenses	45,823	52,449	227,085	189,739
Income (loss) from operations	13,843	(9,637)	41,002	(22,606)
Non-operating income and expenses:
Gain (loss) from short-term investments	22,063	(23,899)	18,433	75,024
Gain (loss) from change in fair value of equity-method investments and other investments	14,783	—	90,670	(34,601)
Interest income, net	4,608	1,048	8,944	5,018
Other non-operating income (expenses), net	1,483	(6,712)	(89)	(20,317)
Total non-operating income (expenses), net	42,937	(29,563)	117,958	25,124
Income (loss) before income tax	56,780	(39,200)	158,960	2,518
Income tax benefit (expense)	(11,996)	8,112	(34,507)	(6,550)
Net income (loss)	$44,784	$(31,088)	$124,453	$(4,032)

Basic net income (loss) per share	$2.27	$(1.64)	$6.44	$(0.22)
Shares used in basic per share calculation	19,726	18,974	19,338	18,290

Diluted net income (loss) per share	$2.12	$(1.64)	$6.13	$(0.22)
Shares used in diluted per share calculation	21,138	18,974	20,294	18,290

LIGAND PHARMACEUTICALS INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands)

	December 31, 2025	December 31, 2024
Assets
Current assets:
Cash, cash equivalents and short-term investments	$733,521	$256,165
Accounts receivable, net	59,601	38,376
Inventory	9,126	14,114
Short-term portion of financial royalty assets, net	22,792	10,025
Income tax receivable	1,446	4,073
Other current assets	5,785	8,806
Total current assets	832,271	331,559
Goodwill and other intangible assets, net	326,979	371,898
Long-term portion of financial royalty assets, net	196,877	185,024
Noncurrent derivative assets	15,632	10,583
Equity method investments	46,500	—
Other investments	121,451	10,908
Deferred income taxes, net	8,345	72
Other assets	12,582	31,730
Total assets	$1,560,637	$941,774

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$34,691	$33,139
Income tax payable	1,239	1,199
Current contingent liabilities	287	206
Current operating lease liabilities	1,095	1,266
Other current liabilities	135	1,302
Total current liabilities	37,447	37,112
Long-term contingent liabilities	2,934	3,475
Long-term operating lease liabilities	4,204	5,815
Long-term portion of 2030 convertible senior notes, net	446,192	—
Deferred income taxes, net	36,019	32,524
Other long-term liabilities	16,629	32,409
Total liabilities	543,425	111,335

Total stockholders’ equity	1,017,212	830,439
Total liabilities and stockholders’ equity	$1,560,637	$941,774

LIGAND PHARMACEUTICALS INCORPORATED
ADJUSTED FINANCIAL MEASURES
(Unaudited, in thousands, except per share amounts)

	Three months ended December 31,		Year ended December 31,
	2025	2024	2025	2024

Net income (loss)	$44,784	$(31,088)	$124,453	$(4,032)
Adjustments:
Share-based compensation expense	14,270	7,524	46,849	41,089
Non-cash interest expense (1)	596	786	2,859	2,724
Amortization of intangible assets	8,096	8,258	32,708	32,959
Amortization of financial royalty assets (2)	4,854	3,824	15,923	10,811
Change in contingent liabilities (3)	(615)	(310)	860	683
Pelthos operating loss	—	4,386	13,212	20,879
Transaction costs	120	—	4,935	—
(Gain) loss from short-term investments	(22,063)	23,899	(18,433)	(75,024)
Realized gain (loss) from short-term investments	32	(21)	10	59,897
Provision for current expected credit losses on financial royalty assets	(198)	(852)	(922)	(4,315)
Impairment of financial royalty assets (4)	6,197	4,081	6,197	30,572
Loss from equity method investment in Primrose Bio	—	1,245	—	7,008
R&D funding expenses	1,218	472	65,904	1,197
(Gain) loss from derivative assets	(1,156)	12,478	(1,022)	27,133
(Gain) loss from change in fair value of equity method investments and other investments (5)	(14,783)	—	(90,670)	34,601
Income from Pelthos transaction - gain on sale of Pelthos business (6)	—	—	(28,569)	—
Other (7)	14	3,155	(1,598)	3,504
Income tax effect of adjusted reconciling items above	2,595	(12,478)	(4,267)	(34,158)
Discrete tax expense related to increase in unrecognized tax benefits	—	—	—	426
Excess tax benefit (shortfall) from share-based compensation (8)	(1,298)	(139)	(3,371)	87
Adjusted net income	$42,663	$25,220	$165,058	$156,041
Realized gain from sales of VKTX stock, net of tax	—	—	—	(47,563)
Core adjusted net income	$42,663	$25,220	$165,058	$108,478

Total revenues and income	$59,666	$42,812	$268,087	$167,133
Less: Income from Pelthos transaction - gain on the sale of the Pelthos business (6)	—	—	(28,569)	—
Core revenues and income	$59,666	$42,812	$239,518	$167,133

Diluted per-share amounts attributable to common shareholders:
Diluted net income (loss) per share	$2.12	$(1.64)	$6.13	$(0.22)
Adjustments:
Share-based compensation expense	0.68	0.38	2.31	2.17
Non-cash interest expense (1)	0.03	0.04	0.14	0.14
Amortization of intangible assets	0.38	0.41	1.61	1.74
Amortization of financial royalty assets (2)	0.23	0.19	0.78	0.57
Change in contingent liabilities (3)	(0.03)	(0.02)	0.04	0.04
Pelthos operating loss	—	0.22	0.65	1.10
Transaction costs	0.01	—	0.24	—
(Gain) loss from short-term investments	(1.04)	1.20	(0.91)	(3.97)

Realized gain (loss) from short-term investments	—	—	—	3.17
Provision for current expected credit losses on financial royalty assets	(0.01)	(0.04)	(0.05)	(0.23)
Impairment of financial royalty assets (4)	0.29	0.21	0.31	1.62
Loss from equity method investment in Primrose Bio	—	0.06	—	0.37
R&D funding expenses	0.06	0.02	3.25	0.06
(Gain) loss from derivative assets	(0.05)	0.63	(0.05)	1.43
(Gain) loss from change in fair value of equity method investments and other investments (5)	(0.70)	—	(4.47)	1.83
Income from Pelthos transaction - gain on sale of Pelthos business (6)	—	—	(1.41)	—
Other (7)	—	0.17	(0.07)	0.20
Income tax effect of adjusted reconciling items above	0.11	(0.63)	(0.20)	(1.80)
Discrete tax expense related to increase in unrecognized tax benefits	—	—	—	0.02
Excess tax benefit (shortfall) from share-based compensation (8)	(0.06)	(0.01)	(0.17)	—
Adjustment for shares excluded due to anti-dilution effect on GAAP net loss	—	0.08	—	0.01
Adjusted diluted net income per share	$2.02	$1.27	$8.13	$8.25
Realized gain from sales of VKTX stock, net of tax	—	—	—	(2.51)
Core adjusted diluted net income per share	$2.02	$1.27	$8.13	$5.74

GAAP - weighted average number of common shares - diluted	21,138	18,974	20,294	18,290
Shares excluded due to anti-dilutive effect on GAAP net loss	—	931	—	619
Adjusted weighted average number of common shares - diluted	21,138	19,905	20,294	18,909

(1) Amounts represent (a) non-cash interest expense in connection with the royalty and milestone payments purchase agreement assumed as part of the Novan acquisition in September 2023; (b) non-cash debt related costs that are calculated in accordance with the authoritative accounting guidance for our convertible debt instruments that may be settled in cash and revolving credit facility; and (c) non-cash interest income from notes receivable.
(2) Amounts represent a portion of the contract payments and royalty receipts that are applied to reduce the carrying balance of our financial royalty assets.
(3) Amounts represent changes in fair value of contingent consideration related to CyDex and Metabasis transactions.
(4) Amounts represent the impairment of financial royalty assets primarily related to Agenus returned partner programs and the discontinuation of Takeda’s soticlestat program.
(5) Amounts for 2025 represent gain from change in fair value of equity method investment in Pelthos and Pelthos Series A Preferred Shares. Amounts for full year 2024 represent a downward adjustment of $25.8 million in the price of the Primrose Bio Series A Preferred Shares and a $5.8 million impairment charge to our equity method investment in Primrose Bio due to Primrose Bio’s Series B preferred stock offering and a $3.0 million full impairment to our investment in Neuritek Warrant.
(6) During the third quarter of 2025, the Company recognized $53.1 million in total income related to the divestiture of its Pelthos subsidiary. This included $24.5 million associated with the out-license of Zelsuvmi and a $28.6 million gain on the sale of the business. The full $53.1 million is reported in contract revenue and income. For purposes of adjusted net income, management included $24.5 million, which represents the estimated standalone value of the out-license component as core revenue and income. The remaining $28.6 million, related to the gain on the sale of the business, has been excluded. Management believes this presentation enhances transparency and comparability by aligning the license-related economics with the Company’s recurring operations and long-term value creation strategy.
(7) Amounts primarily relate to loss on other investments and other.
(8) Excess tax benefit (shortfall) from share-based compensation are recorded within the provision for income taxes on the consolidated statements of operations as a result of the adoption of an accounting pronouncement (ASU 2016-09) on January 1, 2017. Prior to the adoption, the amount was recognized in additional paid-in capital on the consolidated statement of stockholders’ equity.

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